     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 7, 2001
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                 --------------

                                    FORM S-4

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                                 --------------

                           PEOPLES ENERGY CORPORATION

             (Exact name of registrant as specified in its charter)

           ILLINOIS                        4924                    36-2642766
 (State or other jurisdiction        (Primary Standard          (I.R.S. Employer
              of                        Industrial           Identification Number)
incorporation or organization)  Classification Code Number)

          130 EAST RANDOLPH DRIVE                             PETER KAUFFMAN
       CHICAGO, ILLINOIS 60601-6207               ASSISTANT GENERAL COUNSEL AND SECRETARY
              (312) 240-4000                              130 EAST RANDOLPH DRIVE
(Address, including zip code, and telephone            CHICAGO, ILLINOIS 60601-6207
      number, including area code, of                         (312) 240-4347
 registrants' principal executive offices)   (Name, address, including zip code, and telephone
                                                 number, including area code, of agent for
                                                                 service)

                                 --------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
    As soon as practicable following the effectiveness of this Registration
                                   Statement.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                                 --------------

                        CALCULATION OF REGISTRATION FEE

                                                                               PROPOSED
                                                          PROPOSED              MAXIMUM
                                                           MAXIMUM             AGGREGATE            AMOUNT OF
    TITLE OF EACH CLASS OF           AMOUNT TO       OFFERING PRICE PER        OFFERING           REGISTRATION
 SECURITIES TO BE REGISTERED       BE REGISTERED          NEW NOTE               PRICE               FEE(1)
6.90% notes due January 15,
  2011, Series A..............     $325,000,000             100%             $325,000,000            $81,250

(1) Calculated in accordance with Rule 457 under the Securities Act of 1933.
                                 --------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   Subject to Completion, dated March 7, 2001
The information in this prospectus is not complete and may be amended. The company may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any state where the offer or sale is not permitted.

                                  $325,000,000

                           PEOPLES ENERGY CORPORATION

                       OFFER TO EXCHANGE ALL OUTSTANDING
                        6.90% NOTES DUE JANUARY 15, 2011

                                      FOR

                   6.90% NOTES DUE JANUARY 15, 2011, SERIES A
           THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933

    The company is offering to exchange all of its outstanding 6.90% notes due January 15, 2011 for its registered 6.90% notes due January 15, 2011, Series A. The existing notes were issued on January 18, 2001. The terms of the new notes are substantially identical to the terms of the existing notes, except that the company has registered the new notes with the Securities and Exchange Commission. Because the company has registered the new notes, the new notes will not be subject to certain transfer restrictions and will not be entitled to registration rights. The existing notes and new notes are collectively referred to in this prospectus as the "notes."

THE NEW NOTES:

    - The new notes will mature on January 15, 2011.

    - The company will pay interest on the new notes semiannually on January 15 and July 15 of each year beginning July 15, 2001 at the rate of 6.90% per annum.

    - The company may redeem the new notes, in whole, at any time, or in part, from time to time, if it pays noteholders the greater of principal and interest in the new notes or a "Make-Whole Amount." There is no sinking fund for the new notes.

THE EXCHANGE OFFER:

    - Subject to certain customary conditions, which the company may waive, the exchange offer is not conditioned upon a minimum aggregate principal amount of existing notes being tendered.

    - The company's offer to exchange existing notes for new notes will be open
      until 5:00 p.m., New York City time, on              , 2001, unless the
      company extends the expiration date.

    - You should carefully review the procedures for tendering the existing notes in this prospectus.

    - You may withdraw your tenders of existing notes at any time prior to the expiration of the exchange offer, unless the company has already accepted your existing notes for exchange.

    - If you fail to tender your existing notes, you will continue to hold unregistered securities and your ability to transfer them could be adversely affected.

    - The exchange of existing notes for new notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

             , 2001

                               TABLE OF CONTENTS


SUMMARY.....................................................      1

FORWARD LOOKING INFORMATION.................................      7

USE OF PROCEEDS.............................................      7

RATIO OF EARNINGS TO FIXED CHARGES..........................      8

THE EXCHANGE OFFER..........................................      8

DESCRIPTION OF NOTES........................................     16

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES......     25

PLAN OF DISTRIBUTION........................................     28

LEGAL MATTERS...............................................     29

INDEPENDENT AUDITORS........................................     30

WHERE YOU CAN FIND ADDITIONAL INFORMATION...................     30

DOCUMENTS INCORPORATED BY REFERENCE.........................     30

    THE INFORMATION CONTAINED IN THIS PROSPECTUS WAS OBTAINED FROM THE COMPANY AND OTHER SOURCES BELIEVED BY THE COMPANY TO BE RELIABLE.

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR ANY SUPPLEMENT AND ANY INFORMATION INCORPORATED BY REFERENCE IN THIS DOCUMENT OR ANY SUPPLEMENT. THE COMPANY HAS NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH ANY INFORMATION THAT IS DIFFERENT. IF YOU RECEIVE ANY UNAUTHORIZED INFORMATION, YOU MUST NOT RELY ON IT. YOU SHOULD DISREGARD ANYTHING THE COMPANY SAID IN AN EARLIER DOCUMENT THAT IS INCONSISTENT WITH WHAT IS IN OUR PROSPECTUS.

    YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS DOCUMENT OR ANY SUPPLEMENT IS CURRENT AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT PAGE OF THIS PROSPECTUS. THIS DOCUMENT IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

    THIS PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT THE COMPANY THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS PROSPECTUS. YOU MAY OBTAIN THIS INFORMATION WITHOUT CHARGE FROM THE COMPANY BY WRITING TO THE COMPANY AT PEOPLES ENERGY CORPORATION, ATTN: TREASURER, 130 EAST RANDOLPH DRIVE, CHICAGO, ILLINOIS 60601 OR BY PHONING THE COMPANY AT (312) 240-4063. IN ORDER TO ENSURE THAT YOU RECEIVE THIS INFORMATION IN A TIMELY MANNER, YOU SHOULD REQUEST
THIS INFORMATION NO LATER THAN              , 2001.

                                    SUMMARY

    THIS SUMMARY HIGHLIGHTS CERTAIN INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS. YOU ARE URGED TO READ THIS ENTIRE PROSPECTUS AND THE DOCUMENTS INCORPORATED BY REFERENCE. REFERENCES TO THE "COMPANY" REFER TO PEOPLES ENERGY CORPORATION AND ITS CONSOLIDATED SUBSIDIARIES UNLESS THE CONTEXT REQUIRES OTHERWISE.

                           Peoples Energy Corporation

    The company is a diversified energy holding company which, through its subsidiaries, engages principally in natural gas utility operations and other diversified energy businesses. The company's business operations are segregated into the following segments: Gas Distribution, Power Generation, Midstream Services, Retail Energy Services, Oil and Gas Production and Other.

    The company was incorporated in 1967 under the Illinois Business Corporation Act and is a holding company as defined in the Public Utility Holding Company Act of 1935. By Order entered on December 6, 1968 (Holding Company Act Release No. 16233), the Securities and Exchange Commission, pursuant to Section 3(a)(1) of the Holding Company Act, exempted the company and its subsidiary companies as such from the provisions of the Holding Company Act, other than
Section 9(a)(2).

    The Gas Distribution segment is the company's core business. Its two regulated public utilities, The Peoples Gas Light and Coke Company and North Shore Gas Company, purchase, store, distribute, sell and transport natural gas to approximately one million retail customers through a 6,000-mile distribution system serving the City of Chicago and 54 communities in northeastern Illinois. The company also owns a natural gas storage facility in central Illinois and a pipeline which connects the facility and six major interstate pipelines to Chicago.

    Peoples Gas, an operating public utility, is engaged primarily in the purchase, storage, distribution, sale and transportation of natural gas. It has approximately 839,000 residential, commercial, and industrial retail sales and transportation customers within the City of Chicago.

    North Shore Gas, an operating public utility, is engaged primarily in the purchase, storage, distribution, sale and transportation of natural gas. It has approximately 149,000 residential, commercial, and industrial retail sales and transportation customers within its service territory of approximately 275 square miles, located in northeastern Illinois.

    The Power Generation segment is engaged in the development, construction, operation, and ownership of natural gas-fired electric generation facilities for sales to electric utilities and marketers. The company and Dominion
Resources, Inc. are equal investors in Elwood Energy LLC, which owns and operates a 600-megawatt peaking facility near Chicago, Illinois. Expansion of the jointly owned facility has begun and will increase the generating capacity upon completion of construction in 2001.

    The Midstream Services segment performs wholesale activities that provide value to gas distribution utilities, marketers and pipelines. The company operates a natural gas hub. It also owns and operates a natural gas liquids peaking facility and is active in other asset-based wholesale activities. The company and Enron North America Corp. are equal partners in enovate, L.L.C., which will expand the hub by offering additional hub and peaking services, developing new products and pursuing strategic asset acquisitions. The company also is an equal partner with The Coastal Corporation in Whitecap Energy System, which is developing a pipeline to deliver natural gas to new and existing power plants in Indiana, Illinois and Wisconsin. Whitecap will also service growth markets in existing gas utility systems.

    The Retail Energy Services segment markets gas and electricity and provides energy management and other services to retail customers. The company also is engaged in providing energy commodities and value added services to industrial, commercial and residential customers.

    The Oil and Gas Production segment is active in the acquisition, development and production of oil and gas reserves in selected onshore basins in North America. The company's focus is on low risk drilling opportunities and the acquisition of proved oil and gas reserves with upside potential which can be realized through drilling, production enhancement and reservoir optimization programs. Certain producing properties owned by the company qualify for income tax credits as defined in Section 29 of the Internal Revenue Code. These credits are computed based on units of production.

    The company is involved in other activities such as district heating and cooling and the development of fueling stations for natural gas vehicles. These and other activities do not fall under the above segments and are included in a separate segment.

    The company has its principal executive offices at 130 East Randolph Drive, Chicago, Illinois 60601-6207 (Telephone 312-240-4000).

                               The Exchange Offer

    On January 18, 2001, the company completed the private offering of $325,000,000 of 6.90% notes due January 15, 2011. The company entered into a registration rights agreement with the initial purchasers in the private offering of the existing notes in which the company agreed, among other things, to deliver to you this prospectus and to complete this exchange offer within 210 days of the original issuance of the existing notes. You are entitled to exchange in this exchange offer existing notes that you hold for registered new notes with substantially identical terms. You should read the discussion below and under the heading "Description of Notes" for further information regarding the new notes.

    The company believes that the new notes that will be issued in this exchange offer may be resold by you without compliance with the registration and prospectus delivery provisions of the Securities Act, subject to certain conditions. You should read the discussion under the heading "The Exchange Offer" for further information regarding this exchange offer and resale of the new notes. In addition, you should also read "Description of Notes" for a more complete description of the new notes.

                   Summary of the Terms of the Exchange Offer


Securities to be
Exchanged.................       On January 18, 2001, the company issued $325,000,000
                                 aggregate principal amount of existing notes to the initial purchasers in a transaction exempt from the registration
                                 requirements of the Securities Act. The terms of the new
                                 notes and the existing notes are substantially the same in all material respects, except that the new notes will be
                                 freely transferable by the holders except as otherwise
                                 provided in this prospectus.

The Exchange Offer........       The company is offering to exchange up to $325,000,000
                                 principal amount of the new notes for up to $325,000,000
                                 principal amount of the existing notes. As of the date of
                                 this prospectus, existing notes representing $325,000,000
                                 aggregate principal amount are outstanding. The new notes
                                 will evidence the same debt as the

                                 existing notes, and the existing notes and the new notes
                                 will be governed by the same indenture.

Resale....................       The company believes that the new notes issued in the
                                 exchange offer may be offered for resale, resold and
                                 otherwise transferred by you without compliance with the
                                 registration and prospectus delivery provisions of the
                                 Securities Act, provided that:

                                 --  the new notes are being acquired in the ordinary course of your business;

                                 --  you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the new notes issued
                                     to you in the exchange offer; and

                                 --  you are not an "affiliate" of the company.

                                 If any of these conditions are not satisfied and you
                                 transfer any new notes issued to you in the exchange offer without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your new notes from such requirements, you may incur
                                 liability under the Securities Act. The company does not
                                 assume, or indemnify you against, any such liability.

                                 Each broker-dealer that is issued new notes in the exchange offer for its own account in exchange for outstanding notes which were acquired by such broker-dealer as a result of
                                 market-making or other trading activities (a "participating broker-dealer"), must acknowledge that it will deliver a
                                 prospectus meeting the requirements of the Securities Act in connection with any resale of the new notes. A broker-dealer may use this prospectus for an offer to resell, resale or
                                 other retransfer of the new notes issued to it in the
                                 exchange offer.

Record Date...............       The company mailed this prospectus and the related exchange offer documents to registered holders of outstanding
                                 existing notes on       , 2001.

Expiration Date...........       The exchange offer will expire at 5:00 p.m., New York City
                                 time,              , 2001 or a later date and time if the
                                 company extends it.

Withdrawal................       You may withdraw the tender of any existing notes pursuant to the exchange offer at any time prior to the Expiration
                                 Date. The company will return, as promptly as practicable
                                 after the expiration or termination of the exchange offer, any existing notes not accepted for exchange for any reason without expense to you.

Interest on the New Notes
and the Existing Notes....       Interest on the new notes will accrue from the date of the original issuance of the existing notes or from the date of the last payment of interest on the existing notes,
                                 whichever is later. No additional interest will be paid on existing notes tendered and accepted for exchange.

Conditions to the
Exchange Offer............       The exchange offer is subject to certain customary
                                 conditions, certain of which may be waived by the company.
                                 See "The Exchange Offer--Conditions of the Exchange Offer."

Procedures for Tendering
Existing Notes............       If you wish to accept the exchange offer, you must complete, sign and date the accompanying letter of transmittal in
                                 accordance with the instructions in the letter of
                                 transmittal, and deliver the letter of transmittal, along
                                 with the existing notes (unless you hold your existing notes through DTC or the Euroclear system) and any other required documentation, to the exchange agent. By executing the
                                 letter of transmittal, you will represent to us that, among other things:

                                 --  any new notes you receive will be acquired in the
                                 ordinary course of business; and

                                 --  you have no arrangement with any person to participate in the distribution of the new notes, and you are not an
                                     affiliate of the company or, if you are an affiliate,
                                     you will comply with the registration and prospectus
                                     delivery requirements of the Securities Act to the
                                     extent applicable.

                                 If you hold your existing notes through DTC or Euroclear, by participating in the exchange offer, you will agree to be
                                 bound by the letter of transmittal as though you had
                                 executed such letter of transmittal.

                                 The company will accept for exchange any and all existing
                                 notes which are properly tendered (and not withdrawn) in the exchange offer prior to the Expiration Date. The new notes issued pursuant to the exchange offer will be delivered
                                 promptly following the Expiration Date. See "The Exchange
                                 Offer--Acceptance of Existing Notes for Exchange."

Effect of Not Tendering...       Existing notes that are not tendered or that are tendered
                                 but not accepted will, following the completion of the
                                 exchange offer, continue to be subject to the existing
                                 restrictions upon transfer thereof. The company will have no further obligation to provide for the registration under the
                                 Securities Act of such existing notes.

Special Procedures for
Beneficial Owners.........       If you are the beneficial owner of book-entry interests and your name does not appear on a security position listing of
                                 DTC or Euroclear as the holder of such book-entry interests or if you are a beneficial owner of outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender such book-entry interest or outstanding notes in the
                                 exchange offer, you should contact such person in whose name your book-entry interests or outstanding notes are
                                 registered promptly and instruct such person to tender on
                                 your behalf.

Guaranteed Delivery
Procedures................       If you wish to tender your existing notes, you may, in
                                 certain instances, do so according to the guaranteed
                                 delivery procedures set forth elsewhere in this prospectus under "The Exchange Offer--Procedures for Tendering Existing
                                 Notes--Guaranteed Delivery."

Registration Rights
Agreement.................       The company sold the existing notes on January 18, 2001, to the initial purchasers in a private placement in reliance on
                                 Regulation D, Rule 144A and Regulation S under the
                                 Securities Act. In connection with the sale, the company
                                 entered into a registration rights agreement with the
                                 initial purchasers which grants the holders of the existing notes certain exchange and registration rights. This
                                 exchange offer satisfies those rights, which terminate upon consummation of the exchange offer. You will not be entitled to any exchange or registration rights with respect to the new notes. For additional information see "Existing Notes
                                 Registration Rights."

Federal Tax
Considerations............       Based on opinion of counsel, the company believes the
                                 exchange of existing notes for new notes pursuant to the
                                 exchange offer will not constitute a sale or an exchange for federal income tax purposes. See "United States Federal Tax
                                 Considerations."

Use of Proceeds...........       The company will not receive any proceeds from the exchange of notes pursuant to the exchange offer.

Exchange Agent............       The company has appointed Bank One Trust Company National
                                 Association as the exchange agent for the exchange offer.
                                 The mailing address and telephone number of the Exchange
                                 Agent are 1 Bank One Plaza, Suite IL1-0134, Chicago,
                                 Illinois 60670-0134, (312) 336-9774. See "The Exchange
                                 Offer--Exchange Agent."

                            Summary of the Terms of the New Notes

Securities Offered........       $325,000,000 aggregate principal amount of 6.90% Notes due
                                 January 15, 2011, Series A.

Interest..................       Interest will be payable semiannually in cash on January 15 and July 15 of each year, commencing July 15, 2001.

Optional Redemption.......       The company may redeem all or part of the new notes at any time at our option at a redemption price equal to the
                                 greater of (1) the principal amount of the new notes being redeemed plus accrued interest to the redemption date or
                                 (2) the Make-Whole Amount for the new notes of the series
                                 being redeemed.

Make-Whole Amount.........       "Make-Whole Amount" means the sum of the present values of the principal amount of the new notes to be redeemed,
                                 together with scheduled payments of interest (exclusive of interest to the redemption date) from the redemption date to the maturity date of the new notes of the series being
                                 redeemed, in each case discounted to the redemption date on a semi-annual basis, assuming a 360-day year consisting of twelve 30-day months, at

                                 the Adjusted Treasury Rate, plus accrued interest on the
                                 principal amount of the notes being redeemed to the
                                 redemption date.

Ranking...................       The new notes will rank equally with all other existing and future unsecured and unsubordinated indebtedness of the
                                 company. As of December 31, 2000, unsecured and
                                 unsubordinated indebtedness of the company totaled
                                 approximately $639 million.

Limitation on Liens.......       Subject to certain exceptions, neither the company nor any subsidiary of the company other than a utility may issue,
                                 assume or guarantee any secured debt, except intercompany
                                 indebtedness, without also securing the new notes, unless
                                 the total amount of all of the secured debt would not exceed
                                 10% of the consolidated net tangible assets of the company.

Use of Proceeds...........       The company will not receive any cash proceeds from the
                                 exchange offer.

Trustee...................       Bank One Trust Company National Association.

    For additional information regarding the new notes, see the "Description of Notes" section of this prospectus.

                          FORWARD LOOKING INFORMATION

    This prospectus, and the documents incorporated by reference, contain statements that may be considered forward looking, within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, such as management's expectations, the statement of the company's financial goal regarding diversified earnings, the effect of weather on net income, cash position, source of funds, coverage ratios, credit lines and financing activities, market risk, completion of the Elwood facility expansion, and the insignificant effect on income arising from changes in revenue from customers' gas purchases from entities other than the gas distribution utility subsidiaries, and environmental matters. These statements speak of the company's plans, goals, beliefs, or expectations, refer to estimates or use similar terms. Actual results could differ materially, because the realization of those results is subject to many uncertainties including:

- The future health of the U.S. and Illinois economies;

- The timing and extent of changes in energy commodity prices and interest rates, including but not limited to the effect of unusually high gas prices on cost of gas supplies, accounts receivable and the provision for uncollectible accounts, and interest expense;

- Litigation concerning North Shore Gas' liability for CERCLA response costs relating to a former mineral processing site in Denver, Colorado;

- Developments regarding Peoples Gas' and North Shore Gas' mercury investigation and remediation program;

- Regulatory developments in the U.S., or in Illinois and other states where the company does business;

- Changes in the nature of the company's competition resulting from industry consolidation, legislative change, regulatory change and other factors, as well as action taken by particular competitors; and

- The company's success in identifying diversified business segment projects on financially acceptable terms and generating earnings from projects in a reasonable time.

- The weather; and

- The uncertainty of oil and gas reserve estimates.

    Some of these uncertainties that may affect future results are discussed in more detail under the captions "Competition and Deregulation," "Sales and Rates," "State Legislation and Regulation," "Federal Legislation and Regulation," "Environmental Matters," and "Current Gas Supply" in "Item 1--Business" of the company's Annual Report on Form 10-K for the fiscal year ended September 30, 2000, incorporated in this prospectus by reference. All forward looking statements included in this prospectus are based upon information presently available, and the company assumes no obligation to update any forward looking statements.

                                USE OF PROCEEDS

    The company will not receive any cash proceeds from the issuance of the new notes in exchange for the existing notes. The company is making this exchange solely to satisfy its obligations under the registration rights agreement. In consideration for issuing the new notes, the company will receive existing notes in aggregate principal amount equal to the aggregate principal amount of the new notes.

                       RATIO OF EARNINGS TO FIXED CHARGES

    The following table sets forth the ratio of consolidated earnings to fixed charges for the company for the interim quarterly periods ended December 31, 2000 and 1999 and the five years ended September 30, 2000. For purposes of calculating the ratio, earnings consist of the sum of (i) net income, (ii) the provision for income taxes and (iii) fixed charges exclusive of interest capitalized. Fixed charges consist of (i) interest expense and
(ii) amortization of deferred debt expense.

         QUARTER ENDED
          DECEMBER 31,
          (UNAUDITED)                        FISCAL YEAR ENDED SEPTEMBER 30,
--------------------------------   ----------------------------------------------------
        2000              1999       2000       1999       1998       1997       1996
        ----            --------   --------   --------   --------   --------   --------
4.31                      4.92       3.41       4.44       4.17       5.04       4.86

                               THE EXCHANGE OFFER

Exchange Terms

    An aggregate of $325,000,000 principal amount of existing notes are currently issued and outstanding. The maximum principal amount of new notes that will be issued in exchange for existing notes is $325,000,000. The terms of the new notes and the existing notes are substantially the same in all material respects, except that the new notes will be freely transferable by the holders except as provided in this prospectus.

    The new notes will bear interest at a rate of 6.90% per year, payable semiannually on January 15 and July 15 of each year, beginning on July 15, 2001. Holders of new notes will receive interest from the date of the original issuance of the existing notes or from the date of the last payment of interest on the existing notes, whichever is later. Holders of new notes will not receive any interest on existing notes tendered and accepted for exchange. In order to exchange your existing notes for transferable new notes in the exchange offer, you will be required to make the following representations:

    - any new notes will be acquired in the ordinary course of your business;

    - you have no arrangement with any person to participate in the distribution of the new notes; and

    - you are not an "affiliate" as defined in Rule 405 of the Securities Act, or if you are an affiliate of the company, you will comply with the applicable registration and prospectus delivery requirements of the Securities Act.

    Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, the company will accept for exchange any existing notes properly tendered in the exchange offer, and the Exchange Agent will deliver the new notes promptly after the Expiration Date (as defined below) of the exchange offer. The company expressly reserves the right to delay acceptance of any of the tendered existing notes or terminate the exchange offer and not accept for exchange any tendered existing notes not already accepted if any conditions set forth under "Conditions of the Exchange Offer" have not been satisfied or waived by the company or do not comply, in whole or in part, with any applicable law.

    If you tender your existing notes, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of the existing notes. The company will pay all charges, expenses and transfer taxes in connection with the exchange offer, other than certain taxes described below under "Transfer Taxes."

Expiration Date; Extensions; Termination; Amendments

    The exchange offer will expire at 5:00 p.m., New York City time, on
             , 2001, unless extended by the company. The company expressly reserves the right to extend the exchange offer on a daily basis or for such period or periods as the company may determine in its sole discretion from time to time by giving oral, confirmed in writing, or written notice to the Exchange Agent and by making a public announcement by press release to the Dow Jones News Service prior to 9:00 a.m., New York City time, on the first business day following the previously scheduled Expiration Date. During any extension of the exchange offer, all existing notes previously tendered, not validly withdrawn and not accepted for exchange will remain subject to the exchange offer and may be accepted for exchange by the company.

    To the extent the company is legally permitted to do so, it expressly reserves the absolute right, in its sole discretion, to:

    - waive any condition to the exchange offer; and

    - amend any of the terms of the exchange offer.

    Any waiver or amendment to the exchange offer will apply to all existing notes tendered, regardless of when or in what order the existing notes were tendered. If the company makes a material change in the terms of the exchange offer or if the company waives a material condition of the exchange offer, the company will disseminate additional exchange offer materials, and the company will extend the exchange offer to the extent required by law.

    The company expressly reserves the right, in its sole discretion, to terminate the exchange offer if any of the conditions set forth under "Conditions of the Exchange Offer" exist. Any such termination will be followed promptly by a public announcement. In the event the company terminates the exchange offer, it will give immediate notice to the Exchange Agent, and all existing notes previously tendered and not accepted for payment will be returned promptly to the tendering holders.

    In the event that the exchange offer is withdrawn or otherwise not completed, new notes will not be given to holders of existing notes who have validly tendered their existing notes.

RESALE OF NEW NOTES

    Based on interpretations of the SEC staff set forth in no action letters issued to third parties, the company believes that new notes issued under the exchange offer in exchange for existing notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

    - you are not an "affiliate" of the company within the meaning of Rule 405 under the Securities Act;

    - you are acquiring new notes in the ordinary course of your business; and

    - you do not intend to participate in the distribution of the new notes.

    If you tender existing notes in the exchange offer with the intention of participating in any manner in a distribution of the new notes:

    - you cannot rely on those interpretations by the SEC staff; and

    - you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction and that such a secondary resale transaction must be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K.

    Unless an exemption from registration is otherwise available, any security holder intending to distribute new notes should be covered by an effective registration statement under the Securities Act containing the selling security holder's information required by Item 507 of Regulation S-K under the Securities Act. This prospectus may be used for an offer to resell, a resale or other retransfer of new notes only as specifically set forth in this prospectus. Only broker-dealers that acquired the existing notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives new notes for its own account in exchange for existing notes, where such existing notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. Please read the section captioned "Plan of Distribution" for more details regarding the transfer of new notes.

Acceptance of Existing Notes for Exchange

    The company will accept for exchange existing notes validly tendered pursuant to the exchange offer, or defectively tendered, if such defect has been waived by the company, after the later of: (1) the Expiration Date of the exchange offer and (2) the satisfaction or waiver of the conditions specified below under "Conditions of the Exchange Offer." The company will not accept existing notes for exchange subsequent to the Expiration Date of the exchange offer. Tenders of existing notes will be accepted only in principal amounts equal to $1,000 or integral multiples thereof.

    The company expressly reserves the right, in its sole discretion, to:

    - delay acceptance for exchange of existing notes tendered under the exchange offer, subject to Rule 14e-1 under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders promptly after the termination or withdrawal of a tender offer, or

    - terminate the exchange offer and not accept for exchange any existing notes not theretofore accepted for exchange, if any of the conditions set forth below under "Conditions of the Exchange Offer" have not been satisfied or waived by the company or in order to comply in whole or in part with any applicable law. In all cases, new notes will be issued only after timely receipt by the Exchange Agent of certificates representing existing notes, or confirmation of book-entry transfer, a properly completed and duly executed letter of transmittal, or a manually signed facsimile thereof, and any other required documents. For purposes of the exchange offer, the company will be deemed to have accepted for exchange validly tendered existing notes, or defectively tendered existing notes with respect to which the company has waived such defect, if, as and when the company gives oral, confirmed in writing, or written notice to the Exchange Agent. Promptly after the Expiration Date, the company will deposit the new notes with the Exchange Agent, who will act as agent for the tendering holders for the purpose of receiving the new notes and transmitting them to the holders. The Exchange Agent will deliver the new notes to holders of existing notes accepted for exchange after the Exchange Agent receives the new notes.

    If, for any reason, the company delays acceptance for exchange of validly tendered existing notes or the company is unable to accept for exchange validly tendered existing notes, then the Exchange Agent may, nevertheless, on its behalf, retain tendered existing notes, without prejudice to our rights described under "Expiration Date; Extensions; Termination; Amendments," "Conditions of the Exchange Offer" and "Withdrawal of Tenders," subject to Rule 14e-1 under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer.

    If any tendered existing notes are not accepted for exchange for any reason, or if certificates are submitted evidencing more existing notes than those that are tendered, certificates evidencing existing notes that are not exchanged will be returned, without expense, to the tendering holder, or, in the case of existing notes tendered by book-entry transfer into the Exchange Agent's account at a book-entry transfer facility under the procedure set forth under "Procedures for Tendering Existing Notes--Book-Entry Transfer," such existing notes will be credited to the account maintained at such book-entry transfer facility from which such existing notes were delivered, unless otherwise requested by such holder under "Special Delivery Instructions" in the letter of transmittal, promptly following the exchange date or the termination of the exchange offer.

    Tendering holders of existing notes exchanged in the exchange offer will not be obligated to pay brokerage commissions or transfer taxes with respect to the exchange of their existing notes other than as described in "--Transfer Taxes" or in Instruction 11 to the letter of transmittal. The company will pay all other charges and expenses in connection with the exchange offer.

Procedures for Tendering Existing Notes

    Any beneficial owner whose existing notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee or held through a book-entry transfer facility and who wishes to tender existing notes should contact such registered holder promptly and instruct such registered holder to tender existing notes on such beneficial owner's behalf.

    TENDER OF EXISTING NOTES HELD THROUGH DTC. The Exchange Agent and DTC have confirmed that the exchange offer is eligible for the DTC automated tender offer program. Accordingly, DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer existing notes to the Exchange Agent in accordance with DTC's automated tender offer program procedures for transfer. DTC will then send an agent's message to the Exchange Agent.

    The term "agent's message" means a message transmitted by DTC, received by the Exchange Agent and forming part of the book-entry confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering existing notes that are the subject of that book-entry confirmation that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against such participant. In the case of an agent's message relating to guaranteed delivery, the term means a message transmitted by DTC and received by the Exchange Agent, which states that DTC has received an express acknowledgment from the participant in DTC tendering existing notes that they have received and agree to be bound by the notice of guaranteed delivery.

    TENDER OF EXISTING NOTES HELD IN PHYSICAL FORM. For a holder to validly tender existing notes held in physical form:

    - the Exchange Agent must receive at its address set forth in this prospectus a properly completed and validly executed letter of transmittal, or a manually signed facsimile thereof, together with any signature guarantees and any other documents required by the instructions to the letter of transmittal; and

    - the Exchange Agent must receive certificates for tendered existing notes at such address, or such existing notes must be transferred pursuant to the procedures for book-entry transfer described above. A confirmation of such book-entry transfer must be received by the Exchange Agent prior to the Expiration Date of the exchange offer. A holder who desires to tender existing notes and who cannot comply with the procedures set forth herein for tender on a timely basis or whose existing notes are not immediately available must comply with the procedures for guaranteed delivery set forth below.

Letters of Transmittal and Existing Notes Should Be Sent Only to the Exchange Agent, and Not to the Company or to Any Book-Entry Transfer Facility.

THE METHOD OF DELIVERY OF EXISTING NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER TENDERING EXISTING NOTES. DELIVERY OF SUCH DOCUMENTS WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT. IF SUCH DELIVERY IS BY MAIL, THE COMPANY SUGGESTS THAT THE HOLDER USE PROPERLY INSURED, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, AND THAT THE MAILING BE MADE SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE OF THE EXCHANGE OFFER TO PERMIT DELIVERY TO THE EXCHANGE AGENT PRIOR TO SUCH DATE. NO ALTERNATIVE, CONDITIONAL OR CONTINGENT TENDERS OF EXISTING NOTES WILL BE ACCEPTED.

    SIGNATURE GUARANTEES. Signatures on the letter of transmittal must be guaranteed by an eligible institution unless:

    - the letter of transmittal is signed by the registered holder of the existing notes tendered therewith, or by a participant in one of the book-entry transfer facilities whose name appears on a security position listing it as the owner of those existing notes, or if any existing notes for principal amounts not tendered are to be issued directly to the holder, or, if tendered by a participant in one of the book-entry transfer facilities, any existing notes for principal amounts not tendered or not accepted for exchange are to be credited to the participant's account at the book-entry transfer facility, and neither the "Special Issuance Instructions" nor the "Special Delivery Instructions" box on the letter of transmittal has been completed, or

    - the existing notes are tendered for the account of an eligible institution.

An eligible institution is a firm that is a participant in the Security Transfer Agents Medallion Program or the Stock Exchange Medallion Program, which is generally a member of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office in the United States.

    BOOK-ENTRY TRANSFER. The Exchange Agent will seek to establish a new account or utilize an existing account with respect to the existing notes at DTC promptly after the date of this prospectus. Any financial institution that is a participant in the book-entry transfer facility system and whose name appears on a security position listing it as the owner of the existing notes may make book-entry delivery of existing notes by causing the book-entry transfer facility to transfer such existing notes into the Exchange Agent's account. HOWEVER, ALTHOUGH DELIVERY OF EXISTING NOTES MAY BE EFFECTED THROUGH BOOK-ENTRY TRANSFER INTO THE EXCHANGE AGENT'S ACCOUNT AT A BOOK-ENTRY TRANSFER FACILITY, A PROPERLY COMPLETED AND VALIDLY EXECUTED LETTER OF TRANSMITTAL, OR A MANUALLY SIGNED FACSIMILE THEREOF, MUST BE RECEIVED BY THE EXCHANGE AGENT AT ONE OF ITS ADDRESSES SET FORTH IN THIS PROSPECTUS ON OR PRIOR TO THE EXPIRATION DATE OF THE EXCHANGE OFFER, OR ELSE THE GUARANTEED DELIVERY PROCEDURES DESCRIBED BELOW MUST BE COMPLIED WITH. The confirmation of a book-entry transfer of existing notes into the Exchange Agent's account at a book-entry transfer facility is referred to in this prospectus as a "book-entry confirmation." Delivery of documents to the book-entry transfer facility in accordance with that book-entry transfer facility's procedures does not constitute delivery to the Exchange Agent.

    GUARANTEED DELIVERY.  If you wish to tender your existing notes and:

        (1) certificates representing your existing notes are not lost but are not immediately available,

        (2) time will not permit your letter of transmittal, certificates representing your existing notes and all other required documents to reach the Exchange Agent on or prior to the Expiration Date of the exchange offer, or

        (3) the procedures for book-entry transfer cannot be completed on or prior to the Expiration Date of the exchange offer, you may tender if all of the following are complied with:

       - your tender is made by or through an eligible institution;

       - on or prior to the Expiration Date of the exchange offer, the Exchange Agent has received from the eligible institution a properly completed and validly executed notice of guaranteed delivery, by manually signed facsimile transmission, mail or hand delivery, in substantially the form provided with this prospectus. The notice of guaranteed delivery must:

           (a) set forth your name and address, the registered number(s) of your existing notes and the principal amount of existing notes tendered;

           (b) state that the tender is being made thereby; and

           (c) guarantee that, within three New York Stock Exchange trading days after the date of the notice of guaranteed delivery, the letter of transmittal or facsimile thereof properly completed and validly executed, together with certificates representing the existing notes, or a book-entry confirmation, and any other documents required by the letter of transmittal and the instructions thereto, will be deposited by the eligible institution with the Exchange Agent; and

    - the Exchange Agent receives the properly completed and validly executed letter of transmittal or facsimile thereof with any required signature guarantees, together with certificates for all existing notes in proper form for transfer, or a book-entry confirmation, and any other required documents, within three New York Stock Exchange trading days after the date of the notice of guaranteed delivery.

    OTHER MATTERS. New Notes will be issued in exchange for existing notes accepted for exchange only after timely receipt by the Exchange Agent of:

    - certificates for (or a timely book-entry confirmation with respect to) your existing notes, a properly completed and duly executed letter of transmittal or facsimile thereof with any required signature guarantees, or, in the case of a book-entry transfer, an agent's message, and

    - any other documents required by the letter of transmittal.

    All questions as to the form of all documents and the validity, including time of receipt, and acceptance of all tenders of existing notes will be determined by the company, in its sole discretion, the determination of which shall be final and binding. ALTERNATIVE, CONDITIONAL OR CONTINGENT TENDERS OF EXISTING NOTES WILL NOT BE CONSIDERED VALID. The company reserves the absolute right to reject any or all tenders of existing notes that are not in proper form or the acceptance of which, in its opinion, would be unlawful. The company also reserves the right to waive any defects, irregularities or conditions of tender as to particular existing notes.

    The company's interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding.

    Any defect or irregularity in connection with tenders of existing notes must be cured within the time the company determines, unless waived by the company. Tenders of existing notes will not be deemed to have been made until all defects and irregularities have been waived by the company or cured. Neither the company, the Exchange Agent, or any other person will be under any duty to give notice of any defects or irregularities in tenders of existing notes, or will incur any liability to holders for failure to give any such notice.

    By signing or agreeing to be bound by the letter of transmittal, you will represent to the company that, among other things:

    - any new notes that you receive will be acquired in the ordinary course of your business;

    - you have no arrangement or understanding with any person or entity to participate in the distribution of the new notes;

    - if you are not a broker-dealer, that you are not engaged in and do not intend to engage in the distribution of the new notes;

    - if you are a broker-dealer that will receive new notes for your own account in exchange for existing notes that were acquired as a result of market-making activities, that you will deliver a prospectus, as required by law, in connection with any resale of those new notes; and

    - you are not an "affiliate" of the company, as defined in Rule 405 of the Securities Act, or, if you are an affiliate, you will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

Withdrawal of Tenders

    Except as otherwise provided in this prospectus, you may withdraw your tender of existing notes at any time prior to the Expiration Date.

    For a withdrawal to be effective:

    - the Exchange Agent must receive a written notice of withdrawal at one of the addresses set forth below under "--Exchange Agent," or

    - you must comply with the appropriate procedures of DTC's automated tender offer program system.

    Any notice of withdrawal must:

    - specify the name of the person who tendered the existing notes to be withdrawn and

    - identify the existing notes to be withdrawn, including the principal amount of the existing notes.

    If existing notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn existing notes and otherwise comply with the procedures of DTC.

    The company will determine all questions as to the validity, form, eligibility and time of receipt of notice of withdrawal, and its determination shall be final and binding on all parties. The company will deem any existing notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

    Any existing notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder or, in the case of existing notes tendered by book-entry transfer into the Exchange Agent's account at DTC according to the procedures described above, such existing notes will be credited to an account maintained with DTC for the existing notes. This return or crediting will take place as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn existing notes by following one of the procedures described under "--Procedures for Tendering Existing Notes" at any time on or prior to the Expiration Date.

Conditions of the Exchange Offer

    The company will not be required to accept for exchange, or exchange any new notes for, any existing notes tendered, and the company may terminate, extend or amend the exchange offer and may, subject to Rule 14e-1 under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer, postpone the acceptance for exchange of existing notes so tendered if, on or prior to the Expiration Date of the exchange offer, the following shall have occurred:

    - the company has determined that the offering and sales under the registration statement, the filing of such registration statement or the maintenance of its effectiveness would require disclosure of or would interfere in any material respect with any material financing, merger, offering or other transaction involving the issuer of the notes or would otherwise require disclosure of nonpublic information that could materially and adversely affect the issuer.

    The conditions to the exchange offer are for the company's sole benefit and may be asserted by the company in its sole discretion or may be waived by the company, in whole or in part, in its sole discretion, whether or not any other condition of the exchange offer also is waived. The company has not made a decision as to what circumstances would lead it to waive any condition, and any waiver would depend on circumstances prevailing at the time of that waiver. Any determination by the company concerning the events described in this section shall be final and binding upon all persons.

    ALTHOUGH THE COMPANY HAS NO PRESENT PLANS OR ARRANGEMENTS TO DO SO, IT RESERVES THE RIGHT TO AMEND, AT ANY TIME, THE TERMS OF THE EXCHANGE OFFER. THE COMPANY WILL GIVE HOLDERS NOTICE OF ANY AMENDMENTS IF REQUIRED BY APPLICABLE LAW.

Transfer Taxes

    The company will pay all transfer taxes applicable to the transfer and exchange of existing notes pursuant to the exchange offer. If, however:

    - delivery of the new notes, and/or certificates for existing notes for principal amounts not exchanged, are to be made to any person other than the record holder of the existing notes tendered,

    - tendered certificates for existing notes are recorded in the name of any person other than the person signing any letter of transmittal, or

    - a transfer tax is imposed for any reason other than the transfer and exchange of existing notes to the company or its order,

the amount of any such transfer taxes, whether imposed on the recordholder or any other person, will be payable by the tendering holder prior to the issuance of the new notes.

Consequences of Failure to Exchange

    If you do not exchange your existing notes for new notes in the exchange offer, you will remain subject to the restrictions on transfer of the existing notes:

    - as set forth in the legend printed on the notes as a consequence of the issuance of the existing notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

    - otherwise set forth in the memorandum distributed in connection with the private offering of the existing notes.

    In general, you may not offer or sell the existing notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, the company does not intend to register resales of the existing notes under the Securities Act. Based on interpretations of the SEC staff, you may offer for resale, resell or otherwise transfer new notes issued in the exchange offer without compliance with the registration and prospectus delivery provisions of the Securities Act, PROVIDED that (1) you are not an "affiliate" within the meaning of Rule 405 under the Securities Act, (2) you acquired the new notes in the ordinary course of your business and (3) you have no arrangement or understanding with respect to the distribution of the new notes to be acquired in the exchange offer. If you tender existing notes in the exchange offer for the purpose of participating in a distribution of the new notes:

    - you cannot rely on the applicable interpretations of the SEC; and

    - you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction and that such a secondary resale transaction must be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K.

Exchange Agent

    Bank One Trust Company National Association has been appointed as Exchange Agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus, the letter of transmittal or any other documents to the Exchange Agent. You should send certificates for existing notes, letters of transmittal and any other required documents to the Exchange Agent addressed as follows:

                  Bank One Trust Company National Association
                                1 Bank One Plaza
                                 Suite 1L1-0134
                          Chicago, Illinois 60670-0134

                              DESCRIPTION OF NOTES

    The company will issue the new notes under an Indenture between the company and Bank One Trust Company National Association, as trustee. The existing notes were also issued under the Indenture. The terms of the new notes are identical in all material respects to the terms existing notes, except that the existing notes contain terms with respect to transfer restrictions (and therefore are not freely tradeable) and adjustments in the interest rate.

    You are urged to read the entire Indenture because it, and not this description, defines your rights as holders of the notes. Copies of the Indenture will be available at the offices of the trustee.

General

    The notes:

    - are direct senior unsecured and unsubordinated obligations of the company; and

    - are equal in right of payment to any other existing and future senior unsecured and unsubordinated obligations of the company

Principal, Maturity and Interest

    The company will issue the global notes in denominations of $1,000 and any integral multiple of $1,000. The notes will mature on January 15, 2011.

    Interest on the notes will be payable semiannually in arrears on January 15 and July 15, commencing on July 15, 2001. The company will make each interest payment to the holders of record of the notes on the immediately preceding January 1 and July 1.

    Interest on the notes will accrue from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Optional Redemption

    The company may redeem all or part of the notes at any time at its option at a redemption price equal to the greater of (1) the principal amount of the notes being redeemed plus accrued interest to the redemption date or (2) the Make-Whole Amount for the notes being redeemed.

    "Make-Whole Amount" means the sum, as determined by a Quotation Agent, of the present values of the principal amount of the notes to be redeemed, together with scheduled payments of interest (exclusive of interest to the redemption date) from the redemption date to the maturity date of the notes being redeemed, in each case discounted to the redemption date on a semiannual basis, assuming a 360-day year consisting of twelve 30-day months, at the Adjusted Treasury Rate, plus accrued interest on the principal amount of the notes being redeemed to the redemption date.

    "Adjusted Treasury Rate" means, with respect to any redemption date,
(i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designed "H.15 (519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the remaining term of the notes of the series being redeemed, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, in each case calculated on the third business day preceding the redemption date, plus 0.25%.

    "Comparable Treasury Issue" means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term from the redemption date to the maturity date of the notes being redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

    "Comparable Treasury Price" means, with respect to any redemption date, if clause (ii) of the definition of Adjusted Treasury Rate is applicable, the average of three, or such lesser number as is obtained by the trustee, Reference Treasury Dealer Quotation for such redemption date.

    "Quotation Agent" means the Reference Treasury Dealer selected by the trustee after consultation with the company.

    "Reference Treasury Dealer" means a primary U.S. Government securities dealer selected by the company.

    "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

Selection and Notice of Redemption

    If the company is redeeming less than all the notes in a series at any time, the indenture trustee will select notes to be redeemed using a method it considers fair and appropriate.

    The company will redeem notes in increments of $1,000. The company will cause notices of redemption to be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. However, the company will not know the exact redemption price until three business days before the redemption date. Therefore, the notice of redemption will only describe how the redemption price will be calculated.

    If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount thereof to be redeemed. The company will issue a note in principal amount equal to the unredeemed portion of the original note in the name of the holder thereof upon cancellation of the original note. Notes called for redemption will become due on the date fixed for redemption. On and after the redemption date, interest will cease to accrue on notes or portions of them called for redemption.

Consolidation, Merger, Conveyance, Transfer or Lease

    The company not shall consolidate or merge with any other corporation or convey, transfer or lease substantially all of its assets or properties to any entity unless:

    - that corporation or entity is organized under the laws of the United States or any state thereof or the District of Columbia;

    - that corporation or entity assumes the company's obligations under the Indenture;

    - after giving effect to the transaction, the company is not in default under the Indenture; and

    - the company delivers to the indenture trustee an officer's certificate and an opinion of counsel to the effect that the transaction complies with the Indenture.

    The Indenture does not give holders of the notes protection in the event of a highly leveraged transaction or other transaction involving the company.

Limitation on Liens

    As long as any notes remain outstanding, neither the company nor any subsidiary of the company other than a utility may issue, assume or guarantee any debt secured by any mortgage, security interest, pledge, lien or other encumbrance on any property owned by the company or that subsidiary, except indebtedness of a subsidiary to the company, without also securing the notes equally and ratably with, or prior to, the new debt, unless the total amount of all of the secured debt would not exceed 10% of the consolidated net tangible assets of the company and its subsidiaries, other than utilities.

    In addition, the lien limitations do not apply to the company's and any subsidiary's ability to do the following:

    - create mortgages on any property and on certain improvements and accessions on such property acquired, constructed or improved after the date of the Indenture;

    - assume existing mortgages on any property or indebtedness of an entity which is merged with or into, or consolidated with the company and any subsidiary;

    - assume existing mortgages on any property or indebtedness of an entity existing at the time it becomes a subsidiary;

    - create mortgages to secure debt of a subsidiary to the company or to another subsidiary, other than a utility;

    - create mortgages in favor of governmental entities to secure payment under a contract or statute or mortgages to secure the financing of constructing or improving property, including mortgages for pollution control or industrial revenue bonds;

    - create mortgages to secure debt of the company or its subsidiaries maturing within 12 months and created in the ordinary course of business;

    - create mortgages to secure the cost of acquisition (but including no more than $50,000,000 book value of property owned by any subsidiary on the date of the Indenture), exploration, drilling or development of natural gas, oil or other mineral property;

    - to continue mortgages existing on the date of the Indenture;

    - create mortgages in property of the Elwood Energy electric generating facility in Elwood, Illinois, securing indebtedness incurred to pay the costs of acquisition or construction of additions or improvements to, or equipment for, that facility; and

    - create mortgages to extend, renew or replace indebtedness secured by any mortgage referred to above, PROVIDED that the principal amount of indebtedness and the property securing the indebtedness shall not exceed the amount secured by the mortgage being extended, renewed or replaced.

Events of Default

    The Indenture provides, with respect to any outstanding series of notes, that any of the following events constitutes an "Event of Default:"

    - The company defaults in the payment of any interest upon any note of that series that becomes due and payable and the default continues for 60 days;

    - The company defaults in the payment of principal of or any premium on any note of that series when due at its maturity, on redemption, by declaration or otherwise, and the default continues for three business days;

    - The company defaults in the performance of or breaches any covenant or warranty in the Indenture for 90 days after written notice to the company from the indenture trustee or to the company and the indenture trustee from the holders of at least 33% of the outstanding notes of that series;

    - The company defaults under any bond, debenture, note or other evidence of indebtedness for money borrowed by the company, or the company defaults under any mortgage, indenture or instrument under which there may be issued, secured or evidenced indebtedness constituting a failure to pay in excess of $15,000,000 of the principal or interest when due and payable, and in the event such debt has become due as the result of an acceleration, such acceleration is not rescinded or annulled or such indebtedness paid within 60 days after written notice to the company from the indenture trustee or to the company and the indenture trustee from the holders of at least 33% of the outstanding debt securities of that series;

    - certain events of bankruptcy, insolvency or reorganization of the company.

    If an Event of Default occurs with respect to the notes of a particular series, the indenture trustee or the holders of 33% in principal amount of the outstanding notes of such series may declare the notes of such series due and payable immediately.

    The holders of a majority in principal amount of the notes of a particular series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee under the Indenture, or exercising any trust or power conferred on the indenture trustee with respect to the notes. The indenture trustee may refuse to follow directions that are in conflict with law or the Indenture, that expose the indenture trustee to personal liability or that are unduly prejudicial to other holders. The indenture trustee may take any other action it deems proper that is not inconsistent with those directions.

    The holders of a majority in principal amount of the notes of any series may waive any past default under the Indenture and its consequences, except a default:

    - in respect of a payment of principal of, or premium, if any, or interest on any note; or

    - in respect of a covenant or provision that cannot be modified or amended without the consent of the holder of each note of that series.

    At any time after the holders of the notes of any series declare that the notes of that series are due and immediately payable, a majority in principal amount of the outstanding holders of notes of that series may rescind and cancel the declaration and its consequences: (1) before the indenture trustee has obtained a judgment or decree for money, (2) if all defaults have been waived or cured, other than the non-payment of principal which has become due solely by the declaration, and (3) the company has paid or deposited with the indenture trustee an amount sufficient to pay:

    - all overdue interest on the notes of that series;

    - the principal of, and premium, if any, or interest on any notes of that series which are due other than by the declaration;

    - interest on overdue interest, if lawful; and

    - sums paid or advanced by and amounts due the indenture trustee under the Indenture.

Modification of Indenture

    The company and the indenture trustee may modify or amend the Indenture, without the consent of the holders of the notes, for any of the following purposes:

    - to evidence the succession of another person as obligor under the Indenture;

    - to add to the company's covenants or to surrender any right or power conferred on the company under the Indenture;

    - to add events of default;

    - to secure the notes;

    - to evidence or provide for the acceptance or appointment by a successor indenture trustee or facilitate the administration of the trusts under the Indenture by more than one indenture trustee;

    - to cure any ambiguity, defect or inconsistency in the Indenture--so long as the cure or modification does not materially adversely affect the interest of the holders of the notes;

    - to effect assumption by the company or one of its subsidiaries of the company's obligations under the Indenture; or

    - to conform the Indenture to any amendment of the Trust Indenture Act.

    The Indenture provides that the company and the indenture trustee may amend the Indenture or the notes with the consent of the holders of a majority in principal amount of the notes of each series affected by the amendment voting as one class. However, without the consent of each holder of an outstanding note affected thereby, an amendment or modification may not, among other things:

    - change the stated maturity of the principal or interest on any notes;

    - reduce the principal amount of, rate of interest on, or premium payable upon the redemption of, any note;

    - change the method of calculating the rate of interest on any note;

    - change the place or currency of payment of principal of, or any premium or interest on, any note;

    - impair a holder's right to institute suit for the enforcement of any payment after the stated maturity or after any redemption date;

    - reduce the percentage of holders of notes necessary to modify or amend the Indenture or to consent to any waiver under the Indenture; and

    - modify these requirements or reduce the percentage of holders of notes necessary to waive any past default of certain covenants.

Satisfaction and Discharge

    Under the Indenture, the company can terminate its obligations with respect to the notes not previously delivered to the indenture trustee for cancellation when those notes:

    - have become due and payable;

    - will become due and payable at their stated maturity within one year; or

    - are to be called for redemption within one year under arrangements satisfactory to the indenture trustee for giving notice of redemption.

The company may terminate its obligations with respect to the notes by depositing with the indenture trustee, as trust funds in trust dedicated solely for that purpose, an amount sufficient to pay and discharge the entire indebtedness on the notes. In that case, the Indenture will cease to be of further effect and the company's obligations will be satisfied and discharged with respect to the notes, except as to the company's obligations to pay all other amounts due under the Indenture and to provide certain officers' certificates and opinions of counsel to the indenture trustee. At the expense of the company, the indenture trustee will execute proper instruments acknowledging the satisfaction and discharge.

Book-Entry Issuance

    The company will issue the notes offered under this prospectus as "global securities." Certain other notes will be issued in certificated form. See "--Certificated Notes."

    The Depository Trust Company will act as the depositary for the global securities. The company will issue global securities as fully registered securities registered in the name of DTC's nominee, Cede & Co. The company will issue one or more fully registered global securities for notes and will deposit the global securities with DTC.

    DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered under the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. DTC's direct participants include securities brokers and dealers (which may include the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to DTC's book-entry system is also available to others, such as securities brokers and dealers, banks and trust companies, that clear through or maintain a custodial relationship with a direct participant. The rules applicable to DTC and its participants are on file with the SEC.

    Purchases of securities under DTC's system must be made by or through a direct participant, which will receive a credit for such securities on DTC's records. The ownership interest of each actual purchaser of each security--the beneficial owner--is in turn recorded on the records of direct and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchases, but they should receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the participants through which they entered into the transactions. Transfers of ownership interest in the securities are accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their securities, except in the event that use of the book-entry system for the securities is discontinued.

    To facilitate subsequent transfers, all global securities that are deposited with, or on behalf of, DTC are registered in the name of DTC's nominee, Cede & Co. The deposit of global securities with, or on behalf of, DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the securities; DTC's records reflect only the identity of the direct participants to whose accounts such securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

    Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

    Neither DTC nor Cede & Co. will consent or vote with respect to the global securities. Under its usual procedures, DTC will mail an omnibus proxy to the company as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the securities are credited on the applicable record date (identified in a listing attached to the omnibus proxy).

    Redemption proceeds, principal payments and any premium, interest or other payments on the global securities will be made to Cede & Co., as nominee of DTC. DTC's practice is to credit direct participants' accounts on the applicable payment date in accordance with their respective holdings shown on DTC's records, unless DTC has reason to believe that it will not receive payment on that date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of the participant and not of DTC, the company or the indenture trustee, subject to any statutory or regulatory requirements in effect at the time. Payment of redemption payments, principal and any premium, interest or other payments to DTC is the responsibility of the company and the applicable paying agent, disbursement of payments to direct participants will be the responsibility of DTC, and disbursement of payments to the beneficial owners will be the responsibility of direct and indirect participants.

    If applicable, redemption notices will be sent to Cede & Co. If less than all of the notes are being redeemed, DTC's practice is to determine by lot the amount of the interest of each direct participant in the notes to be redeemed.

    A beneficial owner electing to have its interest in a global security repaid by the company will give any required notice through its participant and will effect delivery of its interest by causing the direct participant to transfer the participant's interest in the global securities on DTC's records to the appropriate party. The requirement for physical delivery in connection with a demand for repayment will be deemed satisfied when the ownership rights in the global securities are transferred on DTC's records.

    DTC may discontinue providing its services as securities depositary with respect to the global securities at any time by giving reasonable notice to the company or the indenture trustee. Under such circumstances, in the event that a successor securities depositary is not obtained, certificates for the securities are required to be printed and delivered.

    The company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). In that event, certificates for the securities will be printed and delivered.

    The company has provided the foregoing information with respect to DTC to the financial community for information purposes only. The company does not intend the information to serve as a representation, warranty or contract modification of any kind. The company has received the information in this section concerning DTC and DTC's system from sources that it believes to be reliable, but takes no responsibility for the accuracy of this information.

Certificated Notes

    Subject to certain conditions, the notes represented by the global securities are exchangeable for certificated notes of the same series in definitive form of like tenor in denominations of $1,000 and integral multiples thereof if:

        (1) DTC notifies the company that it is unwilling or unable to continue as depositary for the global securities or the depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934 and, in either case, the company is unable to locate a qualified successor within 90 days;

        (2) the company, in its discretion at any time, determines not to have all the notes represented by a global security; or

        (3) a default entitling the holders of the notes to accelerate the maturity thereof has occurred and is continuing.

    Any note that is exchangeable as above is exchangeable for certificated notes of the same series as issuable in authorized denominations and registered in such names as DTC shall direct. Subject to the foregoing, the global securities are not exchangeable, except for global securities of the same aggregate denomination to be registered in the name of the depositary or its nominee.

    All such certificates will bear the legend referred to under "Transfer Restrictions," unless the company determines otherwise in accordance with applicable law.

Same-Day Payment

    The Indenture requires the company to make payments in respect of the notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the U.S. dollar accounts with banks in the United States specified by the holders of the notes or, if no such account is specified, by mailing a check to each such holder's registered address.

Governing Law

    The Indenture and the notes are governed by the internal laws of the State of Illinois.

Information Concerning the Indenture Trustee

    Prior to default, the indenture trustee will perform only those duties specifically set forth in the Indenture. After default, the indenture trustee will exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. The indenture trustee is under no obligation to exercise any of the powers vested in it by the Indenture at the request of any holder of notes unless the holder offers the indenture trustee reasonable indemnity against the costs, expenses and liability that the indenture trustee might incur in exercising those powers. The indenture trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if it reasonably believes that it may not receive repayment or adequate indemnity.

             MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

    The following summary describes certain material U.S. federal income tax consequences of the ownership and disposition of the notes as of the date hereof. Except where noted, it deals only with notes held as capital assets within the meaning of Section 1221 of the Internal Revenue Code, does not deal with special situations, such as those of dealers in securities or currencies, financial institutions, tax-exempt entities, insurance companies, persons holding notes as a part of a hedging or conversion transaction or a straddle or other integrated transaction or persons whose functional currency is not the U.S. dollar. In addition, this discussion does not address the tax consequences to persons who purchase notes other than pursuant to their initial issuance and distribution. In addition, this discussion does not address U.S. federal alternative minimum tax consequences or any aspect of state, local or foreign taxation. Furthermore, the discussion below is based upon the provisions of the Code, final and proposed Treasury regulations under the Code, and administrative rulings and judicial decisions as of the date of this prospectus. Such authorities may be repealed, revoked or modified at any time, with either forward looking or retroactive effect, which could result in U.S. federal income tax consequences being different from those discussed below. The company will treat the notes as indebtedness for federal income tax purposes, and the following discussion assumes that this treatment is correct.

    PROSPECTIVE INVESTORS IN THE NOTES ARE ADVISED TO CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF NOTES IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, AS WELL AS THE EFFECT OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS.

    As used in this prospectus, a "United States Holder" means a beneficial owner of a note that is a citizen or resident of the United States, a corporation or partnership created or organized in or under the laws of the United States or of any state, an estate or certain electing trusts in existence as of August 28, 1996, the income of which is subject to U.S. federal income taxation regardless of its source, or a trust, the administration of which is subject to the primary supervision of a court within the United States and for which one or more U.S. persons have the authority to control all of its substantial decisions. As used herein, the term "Non-United States Holder" means a beneficial owner of a note that is not a United States Holder.

United States Holders

    PAYMENTS OF INTEREST

    Stated interest on a note will generally be taxable to a United States Holder as ordinary income at the time it is paid or accrued in accordance with the United States Holder's method of accounting for tax purposes.

    The exchange of an existing note for a new note pursuant to the registered exchange offer will not constitute a "significant modification" of the new note for the U.S. federal income tax purposes and, accordingly, the new note received will be treated as a continuation of the Note in the hands of a holder. As a result, (1) a United States Holder will not recognize taxable gain or loss as a result of exchanging existing notes for new notes pursuant to the registered exchange offer; (2) the holding period of the new notes will include the holding period of the existing note exchanged therefor; and (3) the adjusted tax basis of the new notes will be the same as the adjusted tax basis of the existing notes exchanged therefor immediately before such exchange.

    SALE, EXCHANGE AND REDEMPTION OF THE NOTES

    Upon the sale, exchange or redemption of a note, a United States Holder will recognize gain or loss equal to the difference between (1) the amount realized upon the sale, exchange or redemption, other than amounts attributable to accrued but unpaid interest, and (2) such holder's adjusted tax basis in the note. A United States Holder's adjusted tax basis will be, in general, its initial purchase price for the note, net of accrued interest, less any principal payments received. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange or redemption, the note has been held for more than one year. Under current law, the deductibility of capital losses is subject to limitations. The net capital gains of individuals are taxed at lower rates than ordinary income. Long-term capital gain is subject to a maximum federal tax rate of 20% for United States Holders other than corporations.

Non-United States Holders

    PAYMENTS OF INTEREST

    Subject to the discussion below concerning backup withholding, no withholding of United States federal income tax will be required with respect to the payment by us or any paying agent of principal or interest on a note held by a Non-United States Holder, PROVIDED that the interest is not effectively connected with the beneficial owners conduct of a trade or business in the United States and the beneficial owner (1) does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of Section 871(h)(3) of the Code and the regulations thereunder; (2) is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership; (3) is not a bank whose receipt of interest on a note is described in Section 881(c)(3)(A) of the Code; and (4) satisfies the statement requirement, described generally below, set forth in Section 871(h) and Section 881(c) of the Code and the regulations thereunder.

    To satisfy the requirement referred to in clause (4) above, the beneficial owner of a Note, or a financial institution holding the note on behalf of such owner, must provide, in accordance with specified procedures, the company or its paying agent with a statement to the effect that the beneficial owner is not a U.S. person. These requirements will be met if (1) the beneficial owner provides his name and address, the country under the laws of which the beneficial owner is created, incorporated or governed (if a person other than an individual), the classification of the entity, and certifies, under penalties of perjury, that he is not a U.S. person, which certification may be made on an IRS Form W-8BEN; or
(2) a financial institution holding the note on behalf of the beneficial owner certifies, under penalties of perjury, that such statement has been received by it and furnishes a paying agent with a copy thereof.

    In the event that any of the above requirements are not satisfied, the company will nonetheless not withhold federal income tax on interest paid to a Non-United States Holder if it receives IRS Form W-8ECI from that Non-United States Holder, establishing that such income is effectively connected with the conduct of a trade or business in the United States, unless the company has knowledge to the contrary. Interest paid to a Non-United States Holder that is effectively connected with the conduct by the holder of a trade or business in the United States is generally taxed at graduated rates that are applicable to U.S. persons. In the case of a Non-United States Holder that is a corporation, such effectively connected income may also be subject to the United States federal branch profits tax, which is generally imposed on a foreign corporation on the deemed repatriation from the United States of effectively connected earnings and profits, at a 30% rate, unless the rate is reduced or eliminated by an applicable income tax treaty and the Non-United States Holder is a qualified resident of the treaty country.

    SALE, EXCHANGE AND REDEMPTION OF THE NOTES

    A Non-United States Holder will generally not be subject to U.S. federal income tax with respect to gain recognized on a sale, exchange or redemption of a Note unless (1) the gain is effectively connected with a trade or business of the Non-United States Holder in the United States;

(2) in the case of a Non-United States Holder who is an individual and holds the note as a capital asset, such holder is present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met; or (3) the Non-United States Holder is subject to tax pursuant to certain provisions of the Code applicable to U.S. expatriates. However, any amount attributable to accrued but unpaid interest on the note will be treated in the same manner as payments of interest made to such Non-United States Holder, as described above.

    Gain derived by a Non-United States Holder from the sale or other disposition of a Note that is effectively connected with the conduct by the holder of a trade or business in the United States is generally taxed at the graduated rates that are applicable to U.S. persons. In the case of a Non-United States Holder that is a corporation, such effectively connected income may also be subject to the U.S. branch profits tax. If any individual Non-United States Holder falls under clause (2) of the preceding paragraph, such holder will be subject to a flat 30% tax on the gain derived from the sale or other disposition, which may be offset by certain U.S. source capital losses recognized within the same taxable year as such sale or other disposition and which may be subject to reduction under an applicable income tax treaty.

Federal Estate Taxes

    A note held by an individual who at the time of death is not a citizen or resident of the U.S. will not be subject to U.S. federal estate tax as a result of such individual's death, provided that the individual does not actually or constructively own 10% or more of the voting stock of the company and that the interest accrued on the notes was not effectively connected with that holder's conduct of a trade or business within the U.S.

Information Reporting and Backup Withholding

    Payments of interest on, or the proceeds from the sale, retirement or other disposition of notes are subject to information reporting unless the United States Holder establishes an exemption.

    Payments of the interest on, or the proceeds from the sale, retirement, or other disposition of the notes may be subject to "backup withholding" tax of 31% if the United States Holder, among other things, (1) fails to furnish his or her social security number or other taxpayer identification number, or TIN, to the payor responsible for backup withholding (for example, the United States Holder's securities broker) on Form W-9 or a substantially similar form signed under penalty of perjury, (2) furnished such payor an incorrect TIN, (3) fails to provide such payor with a certified statement, signed under penalties of perjury, that the TIN provided to the payor is correct and that the United States Holder is not subject to backup withholding, or (4) fails to properly report interest and dividends on his tax return. Backup withholding does not apply to certain payments made to exempt recipients, such as corporations.

    Non-United States Holders will not be subject to information reporting or backup withholding on payments made by the company or its paying agent if a statement described in clause (4) under "--Non-United States Holders--Payment of Interest" has been received and the payor has no actual knowledge that the beneficial owner is a U.S. person.

    Payments of principal, premium, if any, or interest on the notes paid to a Non-United States Holder by a U.S. office of a custodian, nominee or agent, or payment of the proceeds of a sale of notes by the U.S. office of a broker will be subject to backup withholding and information reporting unless (1) the Non-United States Holder provides the statement described above that such holder is not a U.S. person and the payor does not have actual knowledge to the contrary, or (2) the beneficial owner otherwise establishes an exemption.

    Information reporting will not apply to payments of the proceeds of the sale of the notes to a Non-United States Holder effected by a broker provided such broker has in its records certain documentary evidence allowed by Treasury regulations that the beneficial owner is a Non-United States Holder and certain other conditions are met and the broker does not have actual knowledge that the holder is a U.S. person. Backup withholding tax will not apply to payments of the proceeds of the sale of the notes to a Non-United States Holder effected by a broker provided the holder would be eligible to supply the broker with certain documentary evidence allowed by Treasury regulations that the beneficial owner is a Non-United States Holder and certain other conditions are met and the broker does not have actual knowledge that the holder is a U.S. person. Prospective investors should consult their own tax advisors as to the effect, if any, of the Treasury regulations on their purchase, ownership and disposition of the notes.

    Any amounts withheld under the backup withholding rules will be allowed as a credit or a refund against such holder's U.S. federal income tax liability, if certain required information is provided to the Internal Revenue Service.

                              PLAN OF DISTRIBUTION

    Based on interpretations by the staff of the SEC set forth in no action letters issued to third parties, the company believes that you may transfer new notes issued under the exchange offer in exchange for existing notes unless you are:

    - an "affiliate" within the meaning of Rule 405 under the Securities Act;

    - a broker-dealer that acquired existing notes directly from the company; or

    - a broker-dealer that acquired existing notes as a result of market-making or other trading activities without compliance with the registration and prospectus delivery provisions of the Securities Act;

provided that you acquire the new notes in the ordinary course of your business and you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the new notes. Broker-dealers receiving new notes in the exchange offer will be subject to a prospectus delivery requirement with respect to resales of the new notes.

    To date, the staff of the SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to transactions involving an exchange of securities such as this exchange offer, other than a resale of an unsold allotment from the original sale of the existing notes, with the prospectus contained in the exchange offer registration statement. Pursuant to the registration agreement, the company has agreed to permit participating broker-dealers to use this prospectus in connection with the resale of new notes.

    If you wish to exchange your existing notes for new notes in the exchange offer, you will be required to make certain representations to us as set forth in "The Exchange Offer--Exchange Terms" and "--Procedures for Tendering Existing Notes--Other Matters" of this prospectus and in the letter of transmittal. In addition, if you are a broker-dealer who receives new notes for your own account in exchange for existing notes that were acquired by you as a result of market-making activities or other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale by you of those new notes. See "The Exchange Offer--Resale of New Notes."

    The company will not receive any proceeds from any sale of new notes by broker-dealers. Broker-dealers who receive new notes for their own account in the exchange offer may sell them from time to time in one or more transactions in the over-the-counter market:

    - in negotiated transactions;

    - through the writing of options on the new notes or a combination of such methods of resale;

    - at market prices prevailing at the time of resale; or

    - at prices related to the prevailing market prices or negotiated prices.

Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any new notes. Any broker-dealer that resells new notes it received for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of new notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    The company has agreed to pay all expenses incidental to the exchange offer other than commissions and concessions of any brokers or dealers and will indemnify holders of the existing notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act, as set forth in the registration rights agreement.

                                 LEGAL MATTERS

    Certain legal matters with respect to the new notes will be passed upon for the company by James Hinchliff, Senior Vice President and General Counsel for the company. Certain tax matters will be passed upon by Chapman and Cutler, Chicago, Illinois.

    At January 31, 2001, James Hinchliff, Senior Vice President and General Counsel for the company, owned beneficially 70,540 shares of the company's common stock, including 7,535 options and 19,100 shares of restricted stock granted under the company's Long-Term Incentive Compensation Plan, and also 19,100 stock appreciation rights granted under the plan.

                              INDEPENDENT AUDITORS

    The consolidated financial statements incorporated by reference from the company's Annual Report on Form 10-K for the year ended September 30, 2000 have been audited by Arthur Andersen LLP, independent auditors, as stated in their report, which is incorporated by reference into this prospectus, and is so incorporated in reliance upon the report of such firm, given upon their authority as experts in accounting and auditing.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

    The company is subject to the informational requirements of the Exchange Act, and files reports and other information with the SEC. Reports, proxy and information statements, and other information filed by the company may be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the SEC's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can also be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The SEC also maintains a web site on the Internet that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, and such web site is located at www.sec.gov. Because the company's common stock is listed for trading on the New York, Chicago and Pacific Stock Exchanges, reports, proxy and information statements, and other information concerning the company may also be inspected at the offices of such Exchanges: 20 Broad Street, New York, New York 10005; 440 South LaSalle Street, 5th Floor, Chicago, Illinois 60605; and 301 Pine Street, San Francisco, California 94104, respectively.

                      DOCUMENTS INCORPORATED BY REFERENCE

    The company is "incorporating by reference" information into this prospectus. This means that the company is disclosing important information to you by referring you to another document the company has filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus.

    The following documents filed with the SEC are incorporated by reference into this prospectus:

         (i) The company's Annual Report on Form 10-K, as amended, for the year ended September 30, 2000;

        (ii) The company's Quarterly Report on Form 10-Q for the quarter ended December 31, 2000;

        (iii) The company's Proxy Statement filed with the SEC on December 22, 2000; and

        (iv) The company's Current Report on Form 8-K (Item 5) filed with the SEC on January 8, 2000.

    Any statement contained in a document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed to constitute a part of this prospectus except as so modified or superseded.

    All documents filed by the company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of the notes shall be deemed to be incorporated by reference into this prospectus from the date of filing of such documents. Any statement contained herein or incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement in any subsequently filed document which also is or is deemed incorporated by reference in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this prospectus, except as so modified or superseded.

    You may request a copy of any these filings at no cost by writing to the company at: Peoples Energy Corporation, Attn: Treasurer, 130 East Randolph Drive, Chicago, Illinois 60601.

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS.

    Under the company's Articles of Incorporation, no director of the company will be liable to the company or to the shareholders of the company for monetary damages for breach of fiduciary duty as a director, provided that a director will still be liable (i) for any breach of the director's duty of loyalty to the company or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law,
(iii) under Section 8.65 of the Illinois Business Corporation Act of 1983, as amended, or (iv) for any transaction from which the director derived an improper personal benefit. The Articles of Incorporation and the By-Laws do not eliminate or limit the liability of a director of the company before March 3, 1995. Any repeal or modification of such provisions by the shareholders of the company shall not adversely affect any right or protection of a director of the company existing at the time of such repeal or modification.

    The company's Articles of Incorporation and By-Laws also provide that the company will indemnify, to the fullest extent permitted under the laws of the State of Illinois and any other applicable laws, any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, an action by or in the right of the company), by reason of the fact that he or she is or was a director, officer or employee of the company, or is or was serving at the request of the company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding. Expenses incurred by such a director, officer or employee in defending a civil or criminal action, suit or proceeding will be paid by the company in advance of the final disposition of such action, suit or proceeding to the fullest extent permitted under the laws of the State of Illinois and any other applicable laws. The rights provided by or granted by the Articles of Incorporation and the By-Laws are not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled.

    The foregoing provisions regarding indemnification and advancement of expenses provided will also apply to a person who has ceased to be a director, officer or employee and to the heirs, executors and administrators of that person.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENTS SCHEDULES.

    Certain of these exhibits listed below have been filed heretofore with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and/or the Securities Exchange Act of 1934, as amended, and are incorporated herein by reference. The file number and Exhibit number of each such Exhibit are stated in the description of such exhibits.

        3.1 Articles of Incorporation of the registrant, as amended on March 3, 1995 (Form 10-K for the fiscal year ended September 30, 1995,
    Exhibit 3(b)).

        3.2  By-Laws of the registrant as amended February 22, 2001.

        4.1 Indenture, dated as of January 18, 2001, between the registrant and Bank One Trust Company National Association, as Trustee.

        4.2 Registration Rights Agreement, dated as of January 11, 2001, by and among the registrant and the purchasers named therein.

        5.1  Opinion of James Hinchliff as to the legality of the New Notes.

        8.1  Opinion of Chapman and Cutler as to certain tax matters.

        10.1 Credit Agreement between the registrant and ABN Amro Bank N.V., dated March 10, 2000 (Form 10-Q for the quarterly period ended June 30,
    2000). Credit Agreement between the

    Company and ABN Amro Bank N.V., dated March 10, 2000 (Form 10-Q for the quarterly period ended June 30, 2000).

        10.2 The Peoples Gas Light and Coke Company First and Refunding Mortgage, dated January 2, 1926, from Chicago By-Product Coke Company to Illinois Merchants Trust Company, Trustee, assumed by The Peoples Gas Light and Coke Company (Peoples Gas) by Indenture dated March 1, 1928 (Peoples Gas--May 17, 1935, Exhibit B-6a, Exhibit B-6b A-2 File No. 2-2151, 1936); Supplemental Indenture dated as of May 20, 1936, (Peoples Gas--Form 8-K for the year 1936, Exhibit B-6f); Supplemental Indenture dated as of March 10, 1950 (Peoples Gas--Form 8-K for the month of March 1950, Exhibit B-6i); Supplemental Indenture dated as of June 1, 1951 (Peoples Gas--File
    No. 2-8989, Post-Effective Exhibit 7-4(b)); Supplemental Indenture dated as of August 15, 1967 (Peoples Gas--File No. 2-26983 Post-Effective
    Exhibit 2-4); Supplemental Indenture dated as of September 15, 1970 (Peoples Gas--File No. 2-38168, Post-Effective Exhibit 2-2); Supplemental Indenture dated as of October 1, 1984 (Peoples Gas--Form 10-K for fiscal year ended September 30, 1984, Exhibit 4-3); Supplemental Indentures dated March 1, 1985, (Peoples Gas--Form 10-K for fiscal year ended September 30, 1985, Exhibits 4-1, 4-2, and 4-3, respectively); Supplemental Indenture dated
    May 1, 1990 (Peoples Gas--Form 10-K for the fiscal year ended September 30, 1990, Exhibit 4); Supplemental Indenture dated as of April 1, 1993 (Peoples Gas--Form 8 dated as of May 5, 1993, Exhibit 1); Supplemental Indentures dated as of December 1, 1993 (Peoples Gas--Form 10-Q for the quarterly period ended December 31, 1993, Exhibits 4(a) and 4(b)); Supplemental Indenture dated June 1, 1995. (Peoples Gas--Form 10-K for fiscal year ended September 30, 1995.) Supplemental Indenture dated as of June 1, 1995 (Peoples Gas--Form 10-K for the fiscal year ended September 30, 1995.). Supplemental Indenture, First and Refunding Mortgage Multi-Modal Bonds, Series GG of Peoples Gas, effective March 1, 2000 (Form 10-K for the fiscal year ended September 30, 2000.). Supplemental Indenture, First and Refunding Mortgage Multi-Modal Bonds, Series HH of Peoples Gas, effective March 1, 2000 (Form 10-K for the fiscal year ended September 30, 2000.). Supplemental Indenture, First and Refunding Mortgage Multi-Modal Bonds, Series II of Peoples Gas, effective March 1, 2000 (Form 10-K for the fiscal year ended September 30, 2000.). Supplemental Indenture, First and Refunding Mortgage Multi-Modal Bonds, Series JJ of Peoples Gas, effective March 1, 2000
    (Form 10-K for the fiscal year ended September 30, 2000.). Credit Agreement between Peoples Gas and ABN Amro Bank N.V., dated September 29, 2000
    (Form 10-K for the fiscal year ended September 30, 2000.).

        10.3 North Shore Gas Company (North Shore Gas) Indenture, dated as of April 1, 1955, from North Shore to Continental Bank, National Association, as Trustee; Third Supplemental Indenture, dated as of December 20, 1963 (North Shore Gas--File No. 2-35965, Exhibit 4-1); Fifth Supplemental Indenture dated as of February 1, 1970 (North Shore Gas--File No. 2-35965,
    Exhibit 4-2); Ninth Supplemental Indenture dated as of December 1, 1987 (North Shore Gas--Form 10-K for the fiscal year ended September 30, 1987,
    Exhibit 4); Tenth Supplemental Indenture dated as of November 1, 1990 (North Shore Gas--Form S-3 Registration Statement No. 33-37332, Exhibit 4b); Eleventh Supplemental Indenture dated as of October 1, 1992 (North Shore Gas--Form 10-K for the fiscal year ended September 30, 1992, Exhibit 4); and Twelfth Supplemental Indenture dated as of April 1, 1993 (North Shore Gas-- Form 8-K dated April 23, 1993, Exhibit 4); Supplemental Indenture dated December 1, 1998 (North Shore Gas--Form 10-Q for the quarter ended
    March 31, 1999, Exhibit 4).

        10.4 Trust Under Executive Deferred Compensation Plan and Supplemental Retirement Benefit Plan, Part A and Part B, of the registrant, effective September 25, 1995. (Form 10-K for fiscal year ended September 30, 1995,
    Exhibit 10(a)).

        10.5 ETS Service Agreement between Peoples Gas and ANR Pipeline Company, dated September 21, 1994. (Form 10-K for fiscal year ended September 30, 1995, Exhibit 10(b)); FSS Service Agreement between Peoples Gas and ANR Pipeline Company, dated September 21, 1994. (Form 10-K for fiscal year ended September 30, 1995, Exhibit 10(c)); Firm Transportation Service Agreement Under Rate Schedule FT between Peoples Gas and Trunkline Gas Company, dated as of April 1, 1995. (Form 10-K for fiscal year ended September 30, 1995, Exhibit 10(h)); Quick Notice Transportation Service Agreement Under Rate Schedule QNT between Peoples Gas and Trunkline Gas Company, dated as of December 1, 1995. (Form 10-K for fiscal year ended September 30, 1995, Exhibit 10(i)); Quick Notice Transportation Service Agreement Under Rate Schedule QNT between Peoples Gas and Trunkline Gas Company, dated as of December 1, 1995. (Form 10-K for fiscal year ended September 30, 1995, Exhibit 10(j)); ETS Service Agreement between North Shore Gas and ANR Pipeline Company, dated September 21, 1994. (Form 10-K for fiscal year ended September 30, 1995, Exhibit 10(k)); FSS Service Agreement between North Shore Gas and ANR Pipeline Company, dated September 21, 1994. (Form 10-K for fiscal year ended September 30, 1995, Exhibit 10(l)); Firm Transportation Service Agreement under Rate Schedule FTS-1 between Peoples Gas and ANR Pipeline Company, dated as of September 20, 1995. (Form 10-K for fiscal year ended Firm Transportation Service Agreement under Rate Schedule FTS-1 between North Shore Gas and ANR Pipeline Company, dated as of
    October 25, 1995. (Form 10-K for fiscal year ended September 30, 1996,
    Exhibit 10(t)); Guaranty by Peoples Energy Corporation to Northern Border Pipeline Company, dated July 25, 1997. (Form 10-K for fiscal year ended September 30, 1997, Exhibit 10(u)); Guaranty by Peoples Energy Corporation to Northern Border Pipeline Company, dated August 1, 1997. (Form 10-K for fiscal year ended September 30, 1997, Exhibit 10(v)); Firm Gas Transportation Agreement Under Rate Schedule FT-A or FT-G between Peoples Gas and Midwestern Gas Transmission Company, dated November 1, 1998.
    (Form 10-Q for the quarterly period ended December 31, 1998, Exhibit 10(af)); Firm Gas Transportation Agreement Under Rate Schedule FT-A or FT-G between North Shore Gas and Midwestern Gas Transmission Company, dated November 1, 1998. (Form 10-Q for the quarterly period ended
    December 31, 1998, Exhibit 10(ag)); Rate Schedule QNT Quick Notice Transportation Service Agreement between Peoples Gas and Trunkline Gas Company, dated November 1, 1998. (Form 10-Q for the quarterly period ended December 31, 1998, Exhibit 10(ah)); U.S. Shippers Service Agreement between Peoples Gas and Northern Border Pipeline Company, dated August 14, 1997. (Form 10-K for fiscal year ended September 30, 1998, Exhibit (ai)); U.S. Shippers Service Agreement between Peoples Gas and Northern Border Pipeline Company, dated October 27, 1997. (Form 10-K for fiscal year ended
    September 30, 1998, Exhibit (aj)); Storage Rate Schedule DSS Agreement between Peoples Gas and Natural Gas Pipeline Company of America, dated January 15, 1998. (Form 10-K for fiscal year ended September 30, 1998, Exhibit (ak)); Storage Rate Schedule NSS Agreement between Peoples Gas and Natural Gas Pipeline Company of America, dated January 15, 1998. (Form 10-K for fiscal year ended September 30, 1998, Exhibit (al)); Transportation Rate Schedule FTS Agreement between Peoples Gas and Natural Gas Pipeline Company of America, dated January 15, 1998. (Form 10-K for fiscal year ended September 30, 1998, Exhibit (am)); Transportation Rate Schedule FTS LN/NB Agreement between Peoples Gas and Natural Gas Pipeline Company of America, dated January 15, 1998. (Form 10-K for fiscal year ended September 30, 1998, Exhibit (an)); U.S. Shippers Service Agreement between North Shore Gas and Northern Border Pipeline Company, dated August 14, 1997. (Form 10-K for fiscal year ended September 30, 1998, Exhibit (ao)); Transportation Rate Schedule FTS Agreement between North Shore Gas and Natural Gas Pipeline Company of America, dated January 15, 1998. (Form 10-K for fiscal year ended September 30, 1998, Exhibit (ap)); FTS-1 Service Agreement between North Shore Gas and ANR Pipeline Company, dated May 28, 1998. (Form 10-K for fiscal year ended September 30, 1998, Exhibit (aq)). ETS Service Agreement between Peoples Gas and ANR Pipeline Company, dated July 16, 1999.
    (Form 10-K for fiscal year ended September 30, 1999, Exhibit (ar)); Firm Gas Transportation Agreement Under Rate Schedule FT-A or FT-G between Peoples Gas and Midwestern Gas Transmission Company, dated November 1, 1999.
    (Form 10-K for fiscal year ended September 30, 1999, Exhibit (as)); NNS Service Agreement between North Shore Gas and ANR Pipeline Company, dated July 16, 1999. (Form 10-K for fiscal year ended September 30, 1999, Exhibit
    (at)); ETS Service Agreement between North Shore Gas and ANR Pipeline Company, dated July 16, 1999. (Form 10-K for fiscal year ended
    September 30, 1999, Exhibit (au)); FTS-1 Service Agreement between North Shore Gas and ANR Pipeline Company, dated July 16, 1999. (Form 10-K for fiscal year ended September 30, 1999, Exhibit (av)); Gas Purchase and Agency Agreement By and Between Peoples Gas and Enron North America Corp., dated September 16, 1999. (Form 10-Q for the quarterly period ended December 31, 1999, Exhibit (aw)); Transportation Rate Schedule FTS Agreement between Natural Gas Pipeline Company of America and Peoples Gas Amendment No. 2 dated September 9, 1999. (Form 10-Q for the quarterly period ended
    December 31, 1999, Exhibit (ax)); Guaranty by Peoples Energy Corporation to Engage Energy US, L.P., dated October 1, 19990(b) (Form 10-K for the fiscal year ended September 30, 2000, Exhibit 10(a)). Amendment to QNT Agreement between Peoples Gas and Trunkline Gas Company, dated April 1, 2000
    (Form 10-K for the fiscal year ended September 30, 2000, Exhibit 10(b)). Amendment to ETS Agreement between Peoples Gas and ANR Pipeline Company, dated March 9, 2000 (Form 10-K for the fiscal year ended September 30, 2000,
    Exhibit 10(c)). Amendment to FTS-1 Agreement between Peoples Gas and ANR Pipeline Company, dated March 9, 2000 (Form 10-K for the fiscal year ended September 30, 2000, Exhibit 10(d)). Amendment to FSS Agreement between Peoples Gas and ANR Pipeline Company, dated March 9, 2000 (Form 10-K for the fiscal year ended September 30, 2000, Exhibit 10(e)). NNS Service Agreement between Peoples Gas and ANR Pipeline Company, dated March 9, 2000
    (Form 10-K for the fiscal year ended September 30, 2000, Exhibit 10(f)). FTS-1 Service Agreement between Peoples Gas and ANR Pipeline Company, dated March 9, 2000 (Form 10-K for the fiscal year ended September 30, 2000,
    Exhibit 10(g)). Gas Purchase and Agency Agreement By and Between North Shore Gas and Enron North America Corp., dated September 16, 1999. (Form 10-Q for the quarterly period ended December 31, 1999, Exhibit (ay)); Transportation Rate Schedule FTS Agreement between Natural Gas Pipeline Company of America and North Shore Gas Amendment No. 2 dated September 9, 1999. (Form 10-Q for the quarterly period ended December 31, 1999, Exhibit (az)); Amendment to Transportation Agreement between Trunkline Gas Company and Peoples Gas dated March 31, 2000. (Form 10-Q for the quarterly period ended March 31, 2000, Exhibit (ba)); Rate Schedule FS Flexible Storage Service Agreement By and Between Panhandle Eastern Pipe Line Company and Peoples Gas dated April 1, 2000. (Form 10-Q for the quarterly period ended March 31, 2000, Exhibit
    (bb)); Transportation Rate Schedule EFT Agreement By and Between Panhandle Eastern Pipe Line Company and Peoples Gas, dated April 1, 2000. (Form 10-Q for the quarterly period ended March 31, 2000, (Exhibit (bc)); Transportation Rate Schedule EFT Agreement By and Between Panhandle Eastern Pipe Line Company and Peoples Gas dated April 1, 2000. (Form 10-Q for the quarterly period ended March 31, 2000, (Exhibit (bd)); Transportation Rate Schedule FTS Agreement By and Between Natural Gas Pipeline Company of America and Peoples Gas, dated February 25, 2000. (Form 10-Q for the quarterly period ended June 30, 2000, (Exhibit (be)); Storage Rate Schedule NSS Agreement By and Between Natural Gas Pipeline Company of America and Peoples Gas, dated March 7, 2000. (Form 10-Q for the quarterly period ended June 30, 2000, (Exhibit (bf)); Transportation Rate Schedule FTS Agreement By and Between Natural Gas Pipeline Company of America and Peoples Gas, dated March 16, 2000. (Form 10-Q for the quarterly period ended June 30, 2000, (Exhibit (bg)); Amendment to Transportation Rate Schedule FTS Agreement By and Between Natural Gas Pipeline Company of America and Peoples Gas, dated March 27, 2000. (Form 10-Q for the quarterly period ended June 30, 2000, (Exhibit (bh)); Amendment to Transportation Rate Schedule FTS Agreement By and Between Natural Gas Pipeline Company of America and Peoples Gas, dated March 31, 2000.
    (Form 10-Q for the quarterly period ended June 30, 2000, (Exhibit (bi)); Amendment to Transportation Rate Schedule FTS Agreement By and Between Natural Gas Pipeline Company of America and Peoples Gas, dated April 5, 2000. (Form 10-Q for the quarterly period ended June 30, 2000, (Exhibit
    (bj)); Amendment to Transportation Rate Schedule FTS Agreement By and Between Natural Gas Pipeline Company of America and Peoples Gas, dated
    April 5, 2000. (Form 10-Q for the quarterly period ended June 30, 2000, (Exhibit (bk)); Amendment to Transportation Rate Schedule DSS Agreement By and Between Natural Gas Pipeline Company of America and Peoples Gas, dated April 17, 2000. (Form 10-Q for the quarterly period ended June 30, 2000, (Exhibit (bl)); Amendment to Transportation Rate Schedule FTS Agreement By and Between Natural Gas Pipeline Company of America and Peoples Gas, dated April 28, 2000. (Form 10-Q for the quarterly period ended June 30, 2000, (Exhibit (bm)); Amendment to Transportation Rate Schedule FTS Agreement By and Between Natural Gas Pipeline Company of America and Peoples Gas, dated May 4, 2000. (Form 10-Q for the quarterly period ended June 30, 2000, (Exhibit (bn)); Amendment to Transportation Rate Schedule FTS Agreement By and Between Natural Gas Pipeline Company of America and Peoples Gas, dated May 4, 2000. (Form 10-Q for the quarterly period ended June 30, 2000, (Exhibit (bo)); Exchange Agreement By and Between CoEnergy Trading Company and Peoples Gas, dated June 28, 2000. (Form 10-Q for the quarterly period ended June 30, 2000, (Exhibit (bp)); Delivery and Redelivery Services Contract By and Between Engage Energy US, LP. And Peoples Gas, dated
    July 1, 2000. (Form 10-Q for the quarterly period ended June 30, 2000, Exhibit (bq)); Transportation Rate Schedule FTS Agreement By and Between Natural Gas Pipeline Company of America and North Shore Gas, dated
    February 25, 2000. (Form 10-Q for the quarterly period ended June 30, 2000, Exhibit (br)); Transportation Rate Schedule FTS Agreement By and Between Natural Gas Pipeline Company of America and North Shore Gas, dated
    February 25, 2000. (Form 10-Q for the quarterly period ended June 30, 2000, Exhibit (bs)); Storage Rate Schedule DSS Agreement By and Between Natural Gas Pipeline Company of America and North Shore Gas, dated March 9, 2000. (Form 10-Q for the quarterly period ended June 30, 2000, Exhibit (bt)); Transportation Rate Schedule FTS Agreement By and Between Natural Gas Pipeline Company of America and North Shore Gas, dated March 16, 2000. (The Company and North Shore Gas--Form 10-Q for the quarterly period ended
    June 30, 2000, Exhibit (bu)); Amendment to Transportation Rate Schedule FTS Agreement by and Between Natural Gas Pipeline Company of America and North Shore Gas, dated May 1, 2000. (Form 10-Q for the quarterly period ended
    June 30, 2000, Exhibit (bv)). Amendment to ETS Agreement between North Shore Gas and ANR Pipeline Company, dated March 9, 2000 (Form 10-K for the fiscal year ended September 30, 2000.). Amendment to FTS-1 Agreement between North Shore Gas and ANR Pipeline Company, dated March 9, 2000 (Form 10-K for the fiscal year ended September 30, 2000.). Amendment to FSS Agreement between North Shore Gas and ANR Pipeline Company, dated March 9, 2000 (Form 10-K for the fiscal year ended September 30, 2000.). Amendment to FTS-1 Agreement between North Shore Gas and ANR Pipeline Company, dated March 9, 2000
    (Form 10-K for the fiscal year ended September 30, 2000.). Amendment to ETS Agreement between North Shore Gas and ANR Pipeline Company, dated March 9, 2000 (Form 10-K for the fiscal year ended September 30, 2000,
    Exhibit 10(i)). Amendment to FTS-1 Agreement between North Shore Gas and ANR Pipeline Company, dated March 9, 2000 (Form 10-K for the fiscal year ended September 30, 2000, Exhibit 10(j)). ETS Service Agreement between North Shore Gas and ANR Pipeline Company, dated March 9, 2000 (Form 10-K for the fiscal year ended September 30, 2000, Exhibit 10(k)). Firm Transportation Agreement By and Between North Shore Gas Company and Northern Illinois Gas Company, dated October 22, 2000 (Form 10-Q for the quarterly period ended June 30, 2000, Exhibit 10(l)).

        10.6 Service Guaranty Agreement dated December 16, 1992, by the registrant and Trigen Energy Corporation (Form 10-Q for the quarterly period ended December 31, 1993, Exhibit 10(g)).

        10.7 Short-Term Incentive Compensation Plan of the registrant, as amended on December 7, 1994 (Form 10-K for the fiscal year ended
    September 30, 1994, Exhibit 10(a)); Executive Deferred Compensation Plan of the registrant, effective October 1, 1994 (Form 10-K for the fiscal year ended September 30, 1994, Exhibit 10(b)); Supplemental Retirement Benefit Plan, Part A, Part B and Part C, of the Company, effective December 7, 1994 (Form 10-K for the fiscal year ended September 30, 1994, Exhibit 10(c)).

        10.8 Severance Agreement between the registrant and Richard E. Terry dated as of December 4, 1996 (Form 10-Q for the quarterly period ended December 31, 1996, Exhibit 10 (a)); Severance Agreement between the registrant and James Hinchliff dated as of December 4, 1996 (Form 10-Q for the quarterly period ended December 31, 1996, Exhibit 10 (d)); Severance Agreement between the registrant and Thomas M. Patrick dated as of December 4, 1996 (Form 10-K for the fiscal year ended September 30, 1997,
    Exhibit 10 (1)); Severance Agreement between the registrant and James M. Luebbers dated as of November 1, 1998 (Form 10-Q for the quarterly period ended December 31, 1998, Exhibit 10 (d)); Severance Agreement between the registrant and Donald M. Field dated as of November 1, 1998 (Form 10-Q for the quarterly period ended December 31, 1998, Exhibit 10 (e)).

        10.9 Long-Term Incentive Compensation Plan, dated December 1, 1999 (Form 10-Q for the quarterly period ended March 31, 2000, Exhibit (f)).

        12.1  Statement re: computation of ratios.

        21. Subsidiaries of the registrant (Form 10-K for the fiscal year ended September 30, 1998, Exhibit 21).

        23.1  Consent of Arthur Andersen LLP.

        23.2  Consent of James Hinchliff (included in Exhibit 5.1).

        23.3  Consent of Chapman and Cutler (included in Exhibit 8.1).

        25.1 Statement of Eligibility of Bank One Trust Company National Association, as trustee, on Form T-1 with respect to the Indenture between the registrant and Bank One Trust Company National Association, as trustee, with respect to the registrant's 6.90% notes due January 15, 2011, Series A.

        99.1  Form of Letter of Transmittal.

        99.2  Form of Notice of Guaranteed Delivery.

ITEM 22. UNDERTAKINGS.

    The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the Form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration be means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, Peoples Energy Corporation has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Chicago, Illinois, on the 5th day of March, 2001.

                                                       PEOPLES ENERGY CORPORATION,
                                                       as the Registrant

                                                       By:             /s/ RICHARD E. TERRY
                                                            -----------------------------------------
                                                            ITS: CHAIRMAN AND CHIEF EXECUTIVE OFFICER

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

          NAMES                        SIGNATURES                          TITLE                   DATE
          -----                        ----------                          -----                   ----
James R. Boris             /s/ JAMES R. BORIS                  Director                        March 5, 2001
                           ----------------------------------

William J. Brodsky         /s/ WILLIAM J. BRODSKY              Director                        March 5, 2001
                           ----------------------------------

Pastora San Juan Cafferty  /s/ PASTORA SAN JUAN CAFFERTY       Director                        March 5, 2001
                           ----------------------------------

Homer J. Livingston        /s/ HOMER J. LIVINGSTON             Director                        March 5, 2001
                           ----------------------------------

Lester H. McKeever         /s/ LESTER H. MCKEEVER              Director                        March 5, 2001
                           ----------------------------------

Thomas M. Patrick          /s/ THOMAS M. PATRICK               Director                        March 5, 2001
                           ----------------------------------

Richard E. Terry           /s/ RICHARD E. TERRY                Director, Chairman and Chief    March 5, 2001
                           ----------------------------------    Executive Officer

Richard P. Toft            /s/ RICHARD P. TOFT                 Director                        March 5, 2001
                           ----------------------------------

Arthur R. Velasquez        /s/ ARTHUR R. VELASQUEZ             Director                        March 5, 2001
                           ----------------------------------

                                                               Vice President, Chief
James M. Luebbers          /s/ JAMES M. LUEBBERS                 Financial Officer and         March 5, 2001
                           ----------------------------------    Controller